Exhibit 14.1

FIRST HORIZON PHARMACEUTICAL CORPORATION

Code of Business Conduct and Ethics

(January 2006)

INTRODUCTION

This Code of Business Conduct and Ethics has three objectives. First, it describes and communicates a wide range of significant business policies and procedures that must be followed by all First Horizon employees and executive officers, and members of First Horizon’s Board of Directors. Second, because it is impossible to cover every issue or situation that may arise, the Code also attempts to familiarize our employees with some basic principles to guide their decisions and actions. Finally, recognizing that employees may face difficult decisions or situations involving “gray areas,” the Code encourages you to ask for guidance and help at any time, and sets forth the mechanisms to do so.

Overriding all else, First Horizon is dedicated to its customers who use our products. Our top priority is the well being and health of our customers. We expect all of our employees, contractors and other representatives to make that their number one priority, as well.

All First Horizon employees must conduct themselves according to the standards and basic principles contained in this Code and the First Horizon Employee Handbook and should strive to avoid even the appearance of improper behavior. First Horizon executive officers are also employees, and thus this Code applies equally to such persons; and, where applicable, the provisions of this Code also apply to members of First Horizon’s Board of Directors. In addition, all First Horizon employees must promptly report suspected violations of the Code. The Code should also be followed by First Horizon’s agents and representatives, including consultants. Although this Code references “employees” throughout, its application to all appropriate persons as described above is presumed. Always remember that ethical conduct is not just something we acknowledge on a policy form and then ignore. It is an ongoing process, and each day we need to ensure that we are performing our jobs for First Horizon with the highest level of integrity.

If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. If you have any questions about these conflicts, you should ask your supervisors, the Human Resources Department, or the Legal Department how to handle the situation.

Employees who violate the standards in this Code, or who fail to promptly report violations of the Code, will be subject to disciplinary action, up to and including termination of employment. If you are in or become aware of a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described in Section X, the Compliance Procedures & Reporting section of this Code.

To aid First Horizon in maintaining the highest level of integrity, First Horizon also encourages any vendor, supplier, stockholder or other person doing business or associated with First Horizon to report any situation they are in or of which they become aware, including any situation relating to accounting, internal accounting controls or auditing matters, that they believe may violate or lead to a violation of this Code by following the guidelines described in Section X.

While the values underlying this Code will remain constant over time, the specifics of the Code may be modified at First Horizon’s sole discretion with or without prior notice as our business changes and evolves. We will post the current version of the Code on our Intranet website and ask that you refer to it as necessary.

This Code is not intended to and shall not be deemed or construed to provide any rights, contractual or otherwise, to First Horizon’s employees or to any third parties. In addition, this Code is not intended to create, directly or indirectly, any duty or obligation on the part of First Horizon which does not otherwise exist under applicable law. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Obeying the law, both in letter and in spirit, is one of the foundations on which First Horizon’s ethical standards are built. All employees must respect and obey the laws, rules and regulations of the cities, states and countries in which we operate. Although not every employee is expected to know the details of all of these laws, it is important to know enough to determine when to seek advice from your supervisors, the Human Resources Department or the Legal Department. First Horizon holds information and training sessions to promote compliance with laws, rules and regulations. This policy mandates full compliance in the following areas but is not intended to be exhaustive.

a)              Safety and Health

First Horizon is required to provide a safe work environment for its employees. First Horizon’s policy is to comply with all applicable safety and health laws and the applicable First Horizon safety and health programs. As appropriate, First Horizon will develop, implement, review and update programs designed to comply with the Occupational Safety and Heath Act’s (OSHA) standards. All programs will be designed to foster employee involvement and open communication regarding safety and health issues, and will include employee training and consistent enforcement.

In line with its policy to provide a safe workplace for its employees, First Horizon follows ergonomics standards in accordance with applicable law. First Horizon is also committed to maintaining a work environment free from threats or acts of violence. Employees are forbidden from possessing any weapon while working, operating or in First Horizon vehicles, present on First Horizon premises or present in any other location performing services for First Horizon, or while attending First Horizon-sponsored activities.

Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. In addition, each employee is responsible for reporting threats, attempted violence, acts of violence, bomb threats, suspected terrorist activity and any other security concerns to their supervisors or the Human Resources Department.

Key Points:

•                  Employees must take an active role in ensuring compliance with safety and health standards in their workplace by reporting unsafe working conditions to their supervisors.

•                  Employees should consult the First Horizon Employee Handbook or with the Human Resources Department for further guidance and information.

b.              Solicitations and Kickbacks

First Horizon buys and sells products and services solely on the basis of value and merit. Employees must understand their responsibilities in dealing with First Horizon’s vendors, customers and business partners in these transactions.

The law regulates sales activities of corporations and, specifically, pharmaceutical corporations. First Horizon employees are prohibited from offering bribes, kickbacks, lavish gifts or entertainment to a customer in order to secure or retain business. Customers who are health care providers may be provided with items of modest value (e.g., items related to that customer’s professional practice such as pads, pens and similar items with the customer’s logo) and items provided for the benefit of patients may be provided if they are not of substantial value. Discounts and rebates provided to a health care purchaser or purchasers of products or services, whether given in the form of a discount, rebate check or credit memo, are generally permitted provided that they are properly identified and disclosed as discounts and the customer is informed of its responsibility to account for such discounts.

In addition, it is First Horizon’s policy to comply with certain standards established by industry and professional groups that concern industry relationships with medical professionals and sponsorship of medical education and scientific symposia. These standards include the American Medical Association (AMA) Guidelines on Gifts to Physicians from Industry, the Pharmaceutical Research and Manufacturers of America (PhRMA) Code of Pharmaceutical Marketing Practices, and the Accreditation Council for Continuing Medical Education (ACCME) Guidelines for Commercial Support of Continuing Medical Education.

The law also imposes obligations on corporations to act in the best interests of their shareholders. When purchasing on behalf of First Horizon, all First Horizon employees have a responsibility to First Horizon shareholders to seek the best and most cost-effective products and services. When selling on behalf of First Horizon, it is important to recognize that customers and business partners of First Horizon have that same responsibility to their own constituents.

Key Points:

•                  Employees should not accept or provide gifts unless they are of a nominal value (generally $50 or less). Employees also should not accept or provide excessive or extravagant entertainment. Gifts or entertainment must be reasonable under the circumstances of the business relationship and consistent with customary business practice in the industry and with First Horizon policy. In addition, no employee may give or receive any gift which may have the effect or give the appearance of being offered for the purpose of obtaining favorable business or personal treatment.

•                  Employees should not receive or provide any gifts or entertainment when there is any obligation to pay back on the part of the recipient.

•                  Employees should not receive or provide, regardless of the amount, cash, stock, bonds or other similar items, or sales-related commissions, bribes, payoffs or kickbacks.

•                  Employees offered anything they cannot accept under this policy or other applicable First Horizon policies should report the event to their supervisors, the Human Resources Department or the Legal Department as soon as possible.

c.               Government and Third-Party Investigations

First Horizon may be subjected to information requests, inspections or investigations by governmental entities or private, third-party litigants. First Horizon’s policy is to cooperate fully with all legal and reasonable information requests, inspections or investigations; however, First Horizon’s Legal Department is responsible for determining how First Horizon will respond to such actions. Individual employees are not authorized to respond to such actions without first consulting with the Legal Department.

Key Points:

•                  Employees should notify First Horizon’s Legal Department immediately about any governmental or third-party information request, inspection, investigation, search warrant or subpoena of First Horizon or its personnel or customers.

•                  Employees should notify First Horizon’s Legal Department immediately about any information request, inspection or investigation by any stock exchange or self-regulatory organization that is directed to First Horizon or its personnel before any information is given to the entity.

d.              Political Activities

First Horizon’s policy is to comply with all local, state and federal laws regulating contributions to political candidates, campaigns and parties.

First Horizon in no way seeks to discourage employees from participating on an individual basis in political activities on the employee’s own time. No employee, however, may use First Horizon’s name in connection with the employee’s individual political activities, except in limited circumstances approved in advance in writing by First Horizon’s Legal Department, or if the employee is required by law to identify where he or she is employed in connection with a permitted transaction.

Key Points:

•                  A personal contribution to a political candidate does not violate this policy, provided that such person does not use First Horizon’s name.

•                  Employees are prohibited from using First Horizon for political purposes. Casual visits to First Horizon by political figures do not violate this policy.

•                  Employees should obtain written approval of First Horizon’s Legal Department before establishing any state or federal political action committee.

e.               Environmental Protection

First Horizon’s policy is to respect and protect natural resources and the environment through its compliance with all applicable local, state, and federal environmental and health and safety laws and regulations. Furthermore, First Horizon will be sensitive to all potential environmental liabilities in its corporate and real estate matters.

f.                 Money Laundering

People involved in criminal activities such as drug trafficking, fraud, smuggling, organized crime and others, may try to “launder” the proceeds of their crimes by structuring transactions or using other methods to move their money through various financial systems or institutions around the world to hide the origin of the money, making their funds appear legitimate.

First Horizon takes a strong stance against the practice of money laundering and takes all reasonable measures to prevent our services from being used for illegal purposes. If there is any concern about the reputation, integrity or source of funds of a customer or business associate, First Horizon will not conduct business with that person or business. No business opportunity is worth the potential harm and lack of trust that would be associated with our name from the public, our shareholders and employees.

g.              Payments to Government Personnel

The United States government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate First Horizon policy, but could also be a criminal offense. Local and state governments may have similar rules. First Horizon’s Legal Department can provide guidance to you in this area.

In addition, the Foreign Corrupt Practices Act (FCPA) makes it a crime for U.S. companies and individuals to make payments to foreign officials to influence a foreign official’s acts or decisions or to induce a foreign official to act in violation of a lawful duty in order to obtain or retain business or secure improper advantage. First Horizon’s policy is to adhere to the FCPA.

Key Points:

•                  Employees should not pay money or give anything of value to any member of a public international organization or government, political party or candidate for the purpose of obtaining or retaining business or to secure any improper advantage.

•                  Employees should not make payments to officials of the U.S. or any foreign government in order to get them to take routine actions, unless such payments are approved in advance by First Horizon’s Legal Department and truthfully and completely disclosed.

h.              United States (U.S.) Foreign Trade Controls

All First Horizon employees shall comply fully with U.S. foreign trade control laws. Those laws severely restrict, and in some cases, prohibit trade with specified foreign countries, whether such trade originates in the U.S. or abroad. In addition, U.S. laws severely restrict or prohibit trade with certain groups and/or companies the U.S. government believes may be acting on behalf of those countries, or on behalf of certain terrorist or narcotics trafficking groups.

These laws also regulate the conditions under which certain goods, technology, funds, and services may be supplied to or obtained from foreign parties and locations, not only to or from the U.S. but, also if a product is of U.S. origin or has a specified threshold of U.S. content.

Violations of (or attempts to violate) U.S. foreign trade control laws may subject First Horizon and its employees to substantial penalties, including fines and imprisonment. Prior consultation with and written approval by First Horizon’s Legal Department is required before any business unit enters into or performs any transaction involving any of the countries, entities, persons, or groups that are the subject of the U.S. foreign trade sanctions.

Employees should not market or sell First Horizon products to any person or business in or government of a country to which trade is restricted. Employees should consult First Horizon’s Legal Department if they are unsure if a country, person or company is on a restricted list.

i.                  Anti-trust Laws

First Horizon believes in competing fairly in the market, accordingly, all First Horizon employees are prohibited from entering into any agreement or understanding, both written and oral, which violates either foreign or U.S. antitrust or competition laws. The following is a representative list of the types of arrangements with competitors which have been clearly identified as violations of antitrust and competition laws:  (i) agreements to fix or affect prices, or other terms or conditions of sale; (ii) agreements to allocate customers, markets or territories; (iii) agreements to fix production levels or quotas; (iv) agreements to boycott third parties; and (v) agreements with a customer concerning the price or price levels at which the customer can resell products.

Other activities such as price discrimination, tie-in sales, most favored nations clauses, and exclusive dealing or reciprocity arrangements may violate the law if they are found to substantially reduce competition. Employees should consult with First Horizon’s VP, Legal and/or his/her designee before agreeing to any such activity.

j.                  Food and Drug Laws

All First Horizon employees are required to comply with all U.S. and foreign laws and regulations that apply to its business, including, among others, those relating to good manufacturing, good clinical and good laboratory practices, and to report adverse events with respect to First Horizon’s products. Each employee has an obligation to comply with these regulations and First Horizon’s Standard Operating Procedures. Each employee must promptly alert his/her immediate supervisor or First Horizon’s Regulatory Department of any deviation from the regulations or First Horizon’s Standard Operating Procedures.

k.               Drug Samples

It is illegal for any person to sell, trade, or purchase prescription drug samples. Prescription drug samples may only be distributed to state-licensed practitioners and only in response to a written request. The law mandates certain storage, handling, and record keeping requirements for prescription drug samples. Outside the U.S., local laws regarding the distribution, frequency, and volume of sampling must be reviewed with local counsel. We have developed Standard Operating Procedures to monitor sample distribution, accountability, and storage. It is essential that all employees engaged in drug sample activities adhere to these Standard Operating Procedures and immediately bring any questions to the attention of your immediate supervisor or First Horizon’s Regulatory Department.

In no event should an employee encourage a practitioner or healthcare provider to sell or seek reimbursement for samples. Any knowledge of this type of activity or other questionable drug-sampling activities, whether inside or outside the U.S., must be reported immediately to your immediate supervisor or First Horizon’s Legal Department.

l.                  Advertising

It is First Horizon’s policy to advertise, promote, and label its products in a factual and informative manner. All employees are responsible for truthfully conveying product and service attributes. Each employee must not misstate facts or create false, misleading or deceptive impressions in any advertising, packaging, literature or public statements. Omissions of important facts or overemphasis of certain material may be misleading the total impression of the message must be considered. Additionally, promotion of a product manufactured or sold by First Horizon for a use other than that specified in the official product literature is not permissible. All advertising and promotional materials must conform with applicable state, federal and/or foreign laws and regulations, including those of the Federal Trade Commission, the Food and Drug Administration and the U.S. Department of Agriculture, as they relate to particular products or services.

II.                                     FINANCIAL INTEGRITY

Uncompromising financial integrity is of paramount importance to First Horizon, and it must be recognized as an absolute necessity in our daily operations. First Horizon’s financial statements (internal and external), including associated disclosures, must at all times be:

•                            Prepared in compliance with GAAP and SEC guidelines, as well as other rules and regulations of local, state, and federal governments, and other appropriate private and public regulatory agencies; and

•                            Accurate, reliable and complete in all material respects.

III.                                 DISCRIMINATION AND HARASSMENT

The diversity of First Horizon’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. First Horizon forbids any form of discrimination or harassment related to an individual’s race, sex, religion, national origin, age, disability, sexual orientation, or any other protected group status as defined by law or First Horizon’s policies.

IV.                                CONFLICTS OF INTEREST

A “conflict of interest” exists when a person’s private interests interfere in any way with the interests of First Horizon. Conflicts of interest are prohibited as a matter of First Horizon policy. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to objectively and effectively perform his or her work for First Horizon. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits such as payments, gifts, entertainment, or promises of employment as a result of his or her position with First Horizon or takes for personal gain, or for the gain of third parties, opportunities that are discovered by virtue of his or her position with First Horizon. In general, business transactions between First Horizon and businesses in which an employee, officer, director or their family members have a substantial interest must be disclosed to and approved by the Audit Committee.

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with a member of First Horizon’s Legal Department. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of his/her supervisor, the Human Resources Department, the Legal Department, or consult the procedures described in the Compliance Procedures & Reporting section of this Code.

V.                                    INSIDER TRADING

Employees, officers and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct First Horizon business. All non-public information about First Horizon should be considered confidential information. To use non-public information, sometimes referred to as “inside information,” for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical, but also illegal. If you have any questions, please consult First Horizon’s Legal Department.

VI.                                COMPETITION AND FAIR DEALING

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with First Horizon’s customers, suppliers, business partners, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

VII.                            RECORD-KEEPING

First Horizon requires honest and accurate recording and reporting of information in order to make responsible business decisions.

Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor. Rules and guidelines are available from a member of the Finance and Accounting Department. Contact information for members of this department is available on our Intranet website.

All of First Horizon’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect First Horizon’s transactions, and must conform both to applicable legal requirements and to First Horizon’s system of internal controls.

VIII.                        PROTECTION AND PROPER USE OF COMPANY ASSETS

All employees should try to protect First Horizon’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on First Horizon’s profitability. First Horizon owns a broad range of property and employees have a responsibility to safeguard the property owned by First Horizon and its shareholders. The law forbids persons from stealing the property of First Horizon, including cash, credit cards and other tangible and intangible assets. Any suspected incident of fraud or theft should be immediately reported for investigation. First Horizon’s information technology system and other technology resources may be used only for legitimate business-related communications, though occasional personal use that is professional and does not interfere with First Horizon’s business may be permitted. Employees are prohibited from sharing their information technology system passwords. The unauthorized use and/or disclosure of any other person’s password is prohibited. Employees must abide by all security restrictions on all of First Horizon’s technology systems and resources and are prohibited from attempting to evade, disable or “crack” passwords or other security provisions or otherwise attempt to improperly access such systems or resources.

The obligation of employees to protect First Horizon’s assets includes its confidential information. Confidential information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as lists of customers, data, codes, programs, methods, processes, and procedures in connection with the development and providing of First Horizon’s products, market research, marketing plans, First Horizon’s agreements with vendors and other third parties, financial information and projections, and other commercially sensitive information which is not readily available to the public through legitimate origins. Unauthorized use or distribution of this information violates First Horizon policy, and could also be illegal and result in civil or even criminal penalties. The obligation to preserve confidential information continues even after employment ends.

IX.                                WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

Any employee, officer or member of the Board of Directors who desires a waiver of any provision of this Code shall request a waiver in writing from a member of the Legal Department, which will review the request and decide upon it in conjunction with the independent members of the Board of Directors or the Audit Committee, as applicable (as determined pursuant to applicable rules of NASDAQ and federal securities laws). An independent director requesting such a waiver shall recuse themselves from consideration of the waiver request. In determining whether to grant a waiver, the independent directors or the Audit Committee, as applicable, shall consider, among other factors, whether granting the waiver is consistent with the interests of First

Horizon. The VP, Legal or his/her designee will notify the person requesting the waiver of the decision in writing. If the waiver is approved, the VP, Legal will make appropriate notifications of such decision as required by law or stock exchange regulation.

X.                                    COMPLIANCE PROCEDURES & REPORTING

First Horizon employees must work together to ensure compliance with the law and this Code, and to protect First Horizon from unethical or illegal actions by anyone. All First Horizon employees are responsible for acquiring sufficient knowledge to recognize compliance issues applicable to their jobs and for appropriately seeking advice regarding such issues. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•                            Ask yourself:  What specifically am I being asked to do?  Does it seem unethical or improper?  This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it may very well be.

•                            Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed?  It may help to get others involved and discuss the problem.

•                            Always ask first, act later:  If you are unsure of what to do in any situation, seek guidance before you act.

•                            Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•                            Seek help from other First Horizon resources. In situations where you do not feel comfortable approaching your supervisor with your issue, discuss it with one of the following resources:

A Human Resources Department manager or director, principally Regina Bryant.

OR

Any member of the Legal Department, principally Leslie Zacks.

OR

Any First Horizon executive, including:

Patrick Fourteau

President and Chief Executive Officer

Darrell Borne

Chief Financial Officer

Contact information, including e-mail addresses, telephone numbers, and mailing addresses, for members of the Human Resources and Legal Departments and First Horizon’s executives is available on our Intranet website.

First Horizon encourages any person, including any employee, supplier, vendor or stockholder, reporting a situation he/she believes violates or may lead to a violation of this Code, including a situation relating to accounting, internal accounting controls or auditing matters, to make a full and complete report by providing in writing:  (a) the names of the persons involved, if any; (b) specific facts and details of the situation which violate or may violate this Code’ (c) the time, date and place of the violation and whether the violation is on-going’  (d) such records and documents that evidence a violation or potential violation of this Code, if any; and (e) any other material facts and details of the situation.

If a person is reporting a situation relating to accounting, internal accounting controls or auditing matters, the person may call First Horizon’s Financial Ethics hotline, 1(800) 792-8117, in which reports may be made anonymously and confidentially.

OR

A person may report a situation (not related to accounting, internal accounting controls or auditing matters) he/she believes violates or may lead to a violation of this Code by:  (a) writing to First Horizon Pharmaceutical Corporation, Attn:  VP, Legal, 6195 Shiloh Road, Alpharetta, Georgia 30005; or (b) by calling First Horizon’s Code of Ethics hotline, (678) 341-1591 in which reports may be made anonymously and confidentially.

•                            You may report ethical violations or other conduct that is inconsistent with this Code anonymously and in confidence, and without fear of retaliation. All reports will be promptly and thoroughly investigated, and done so as confidentially as possible consistent with the appropriate management of First Horizon. First Horizon employees must cooperate with these investigations.

•                            First Horizon does not permit retaliation of any kind against employees for good faith reports of ethical violations and for participating in an investigation.

XI.                                ENFORCEMENT

Any violation of applicable law or any deviation from the standards embodied in this Code will result in appropriate corrective and/or disciplinary action, up to and including termination of employment.

XII.                            RECORD RETENTION

Any recipient of a report of a violation of this Code shall not alter, modify or otherwise change any record of, or documentation related to, the report in any manner whatsoever and the Company shall retain originals if feasible or otherwise copies of such record or document of the report for a period of not less than 5 years.

FIRST HORIZON PHARMACEUTICAL CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

ACKNOWLEDGMENT FORM

I acknowledge that:  (i) I have carefully read First Horizon’s Code of Business Conduct and Ethics; (ii) I fully understand the standards and principles described in the Code; and (iii) I agree to practice and conduct business in accordance with the Code. I also understand that this Code is issued for informational purposes, and that it is not an express or implied contract of (continued) employment and that it does not create any contractual obligations by First Horizon to continue my employment or to follow any stated policy or procedure with respect to my employment.

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